Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for Fourth Quarter and Fiscal Year 2005

- Conference call with senior management scheduled for 8:30 AM ET today -

Waltham, Mass., March 6, 2006 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2005. During the fourth quarter of 2005, Oscient recorded $8.0 million in revenue from the Company’s lead product, FACTIVE ® (gemifloxacin mesylate) tablets, FDA-approved for the treatment of acute bacterial exacerbations of chronic bronchitis (AECB) and mild to moderate community-acquired pneumonia (CAP). Oscient also recorded more than $1.4 million in revenue from the Company’s co-promotion agreement with Auxilium Pharmaceuticals for TESTIM® 1% testosterone gel. Total revenues for the fourth quarter of 2005 were $9,487,000; in comparison, revenues for the fourth quarter of 2004 totaled $2,721,000.

“With the launch of FACTIVE and co-promotion of TESTIM by our primary care commercial organization, we posted strong revenue growth in 2005,” stated Steven M. Rauscher, President and Chief Executive Officer. “The strength of our flagship brand FACTIVE has been demonstrated by the more than 20,000 primary care physicians in the United States who have written prescriptions and through our recent sublicense of commercialization rights to Pfizer, S.A. de C.V. in Mexico.”

For the fourth quarter ended December 31, 2005, the Company reported a net loss of ($17,110,000), or ($0.22) per basic and diluted share. This compares to a net loss of ($32,282,000), or ($0.43) per basic and diluted share for the fourth quarter of 2004. This change primarily reflects the increase in revenues and decrease in development expenditures following the completion of the FACTIVE Phase III program for the five-day treatment of CAP. Cash used in operations during the quarter ended December 31, 2005 was $18.3 million. The Company’s total cash, restricted cash and investments balance was approximately $80 million as of December 31, 2005.

Management noted that research and development expenses for the fourth quarter of 2005 of $1,422,000 reflect investment in the ongoing FACTIVE Phase IV post-marketing trial. Comparatively, research and development expenses in the fourth quarter of 2004 were $7,019,000 and included the investment in the 510-patient Phase III trial of FACTIVE for the five-day treatment of CAP. The change in selling, general and administrative expenses from $19,345,000 in the fourth quarter of 2004 to $20,586,000 in 2005 reflects costs related to the expanded sales force, which were largely offset by decreases in launch-related expenditures.

For the fiscal year ended December 31, 2005, the Company reported total revenues of $23,609,000, compared to revenues of $6,613,000 for fiscal year 2004. Net loss decreased to ($88,593,000), or ($1.16) per basic and diluted share, in 2005 from ($93,272,000), or ($1.33) per basic and diluted share, in 2004. Included in the 2005 results as other income are $2.5 million related to the transfer of intellectual property to Wyeth and $2.2 million

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related to the sale of an equity stake in Agencourt Bioscience. Fiscal year 2004 results included non-cash charges of $25.8 million that were primarily related to the merger with GeneSoft Pharmaceuticals.

FACTIVE Market Performance Highlights

•	Market performance: Available data indicate that over 283,000 prescriptions for FACTIVE tablets have been written by more than 20,000 physicians as of February 17, 2006. Consistent with seasonal trends, prescriptions in the fourth quarter totaled 69,700, nearly double the 35,400 written in the third quarter.
•	Market share: For the fourth quarter of 2005, among physicians who have written a prescription for FACTIVE since launch, FACTIVE attained approximately an 8% share of prescriptions among fluoroquinolones used for respiratory tract infections. Among all prescriptions for fluoroquinolones written to treat respiratory tract infections, FACTIVE has attained approximately a 3% market share.

FACTIVE Commercialization Milestones

•	Mexico rights: On February 7, 2006, Oscient announced it had sublicensed the commercialization rights to FACTIVE in Mexico to Pfizer, S.A. de C.V. (Pfizer Mexico). In exchange for those rights, Pfizer Mexico agreed to pay Oscient an up-front payment, milestones for attaining certain regulatory and sales goals as well as royalties on future sales. Pfizer Mexico, the largest pharmaceutical company in that country, will work with the regulatory agency in Mexico to pursue marketing approval of FACTIVE.
•	LG royalty restructure: In the past year, the Company amended its agreement with LG Life Sciences to reduce future royalties payable to LG at certain FACTIVE revenue levels in the U.S. and on sales in certain other geographic markets.
•	Five-day treatment of CAP: During 2005, the Company completed a successful Phase III trial of FACTIVE for the five-day treatment of mild to moderate CAP. The Phase III non-inferiority study met its primary endpoint of clinical response rate at follow-up. Data from the trial were submitted as part of the November supplemental New Drug Application (sNDA) filing. The sNDA for five-day treatment of CAP was accepted for a standard 10-month review by the FDA.
•	Acute bacterial sinusitis (ABS) claim: As part of the process to address the FDA’s refusal to file the sNDA for this indication, the Company has commenced a dialogue with the FDA to solicit additional feedback.

Ramoplanin Progress

•	Special Protocol Assessment: The FDA agreed to a Special Protocol Assessment (SPA) for the continued clinical development of Ramoplanin for the potential treatment of Clostridium difficile-associated disease (CDAD). By reaching consensus on the SPA, the Company has received guidance on the specific components of the Phase III program that, if completed successfully, would support regulatory approval for the indication.
•	Worldwide rights: Since year-end, Oscient and Pfizer Inc subsidiary Vicuron Pharmaceuticals restructured the business relationship for Ramoplanin. As part of the new arrangement, Oscient, which previously licensed Ramoplanin from Vicuron for the U.S. and Canada only, acquired worldwide rights and assumed full control of Ramoplanin manufacturing, development and commercialization on a global basis.
•	Phase III program: In advance of initiation of the Phase III studies, the Company is currently in discussions with potential third-party manufacturers to be the long-term supplier of bulk product for Ramoplanin.

TESTIM Highlights

•	Co-promotion: The fourth quarter of 2005 was the Company’s second full quarter promoting TESTIM to primary care physicians. Since entering into the co-promotion arrangement with Auxilium Pharmaceuticals in April, TESTIM has generated nearly $3 million in revenues for Oscient.

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•	Market Share: TESTIM market share has continued to grow in recent months among primary care physicians, capturing approximately 15% of the testosterone replacement gel market for December 2005, up from approximately 11% market share in April 2005.

“In addition to our drive to increase FACTIVE usage and grow the base of prescribing physicians, in 2006 we plan to pursue sublicensing agreements in additional territories outside of the U.S. and look forward to the FDA’s decision regarding our sNDA submission for the five-day treatment of CAP,” added Steven Rauscher. “In other areas, we look forward to commencing our Phase III program for Ramoplanin and seeking to obtain rights to a third product for our primary care sales force to promote.”

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and mild to moderate community-acquired pneumonia. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated disease (CDAD).

Important Safety Information about FACTIVE Tablets

The most common (more than 2% incidence) drug-related side effects reported in FACTIVE clinical trials were diarrhea (3.6%), rash (2.8%) and nausea (2.7%). In clinical trials, drug-related rash was reported in 2.8% of patients receiving gemifloxacin and was more commonly observed in patients less than 40 years of age, especially females. The incidence of rash increases with treatment longer than the maximum-labeled duration of 7 days. In clinical trials, the discontinuation rate due to drug-related adverse events was similar for FACTIVE tablets and comparators (2.2% versus 2.1%, respectively).

Gemifloxacin is contraindicated in patients with a history of hypersensitivity to gemifloxacin, fluoroquinolone antibiotic agents, or any of the product components. Patients receiving marketed fluoroquinolones have reported serious and occasionally fatal hypersensitivity and/or anaphylactic reactions, peripheral neuropathy, antibiotic-associated colitis and tendon ruptures. Gemifloxacin should be discontinued immediately at the first sign of any of these events.

Fluoroquinolones may prolong the QT interval in some patients. Gemifloxacin should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders (hypokalemia or hypomagnesemia), and patients receiving Class IA or Class III antiarrhythmic agents. In clinical studies with gemifloxacin, CNS effects have been reported infrequently. As with other fluoroquinolones, gemifloxacin should be used with caution in patients with known or suspected CNS diseases. If CNS reactions occur, gemifloxacin should be discontinued and appropriate measures instituted.

No significant drug-drug interactions were seen with theophylline, digoxin, oral contraceptives, cimetidine, omeprazole, and warfarin, although patients receiving a fluoroquinolone concomitantly with warfarin should be monitored closely. Drug-drug interactions include probenicid, sucralfate, antacids containing aluminum or magnesium, iron, multivitamins containing metal cations, and didanosine. The safety and effectiveness of gemifloxacin in children, adolescents (less than 18 years of age), pregnant women, and lactating women have not been established. For complete safety and efficacy information, please see the full prescribing information available at www.factive.com.

For important information regarding the safety and use of TESTIM, please see the prescribing information available at www.testim.com.

March 6, 2006

Forward-Looking Statement

This press release may contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding (i) future growth of FACTIVE prescriptions, (ii) our plans to pursue further sublicensing of FACTIVE, (iii) approval of FACTIVE for the five-day treatment of CAP and (iv) the advancement of Ramoplanin’s clinical development. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning matters discussed in this document. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether we will be able to successfully expand the indications for which FACTIVE is approved, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates, (iii) the delay or inability to find sublicensing partners for FACTIVE or to negotiate favorable sublicensing terms and (iv) our inability to successfully commercialize FACTIVE or promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Factors Affecting Future Operating Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2005 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until March 13, 2006. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 5656706. A replay of the webcast will also be available on the Company’s website.

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March 6, 2006

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2005	Dec. 31, 2004*	Dec. 31, 2005	Dec. 31, 2004
Revenues:
Product revenue, net	$7,963	$2,687	$20,458	$4,067
Co-promotion revenue	1,423	—	2,954	—
Biopharmaceutical revenue	101	34	197	2,546

Total revenues	9,487	2,721	23,609	6,613

Costs and expenses:
Cost of product revenue	3,439	2,185	9,830	3,380
Research and development	1,422	7,019	13,596	25,819
Write-off of in-process technology	—	—	—	11,704
Restructuring charge	—	4,682	—	4,781
Stock-based compensation	6	749	1,006	5,071
Selling, general and administrative	20,586	19,345	87,849	46,474

Total costs and expenses	25,453	33,980	112,281	97,229

Loss from operations	(15,966)	(31,259)	(88,672)	(90,616)

Other income (expense):
Interest income	773	864	3,400	2,424
Interest expense	(1,930)	(2,065)	(8,126)	(5,625)
Gain on sale of fixed assets	13	116	65	338
Other income	—	—	4,705	—

Net other income (expense)	(1,144)	(1,085)	44	(2,863)

Net loss before discontinued operations	(17,110)	(32,344)	(88,628)	(93,479)
Income from discontinued operations	—	62	35	207

Net loss	$(17,110)	$(32,282)	$(88,593)	$(93,272)

Basic/diluted net loss per common share	$(0.22)	$(0.43)	$(1.16)	$(1.33)
Basic/diluted weighted average common shares outstanding	77,161,685	75,026,392	76,548,782	70,349,847

*	reflects thirteen week period ended

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	December 31, 2005	December 31, 2004
Cash, cash equivalents, marketable securities and restricted cash and investments**	$80,044	$176,628
Total assets	241,095	340,560
Deferred revenue Long-term liabilities	— 191,289	1,302 193,397
Shareholders’ equity	28,101	114,400
**	includes restricted cash at 12/31/05 of approximately $7 million related to coupon payments on debt and $4 million related to real estate obligations